Exhibit 99.1

Arctic Cat Reports Fiscal 2012 Results

•	Fiscal 2012 sales increased 26% to $585.3 million, driven by strong snowmobile and Wildcat™ ROV sales;

•	Full-year diluted EPS up 146% to $1.72 versus $0.70 in fiscal 2011;

•	Fiscal 2012 sales and EPS exceeded company guidance;

•	Operating profit rose 153 percent to $45.9 million, up from $18.1 million;

•	Company expects fiscal 2013 EPS to increase 40% to 45% and be in the range of $2.40 to $2.50 per diluted share

MINNEAPOLIS, May 15, 2012—(BUSINESS WIRE)— Arctic Cat Inc. (NASDAQ:ACAT—News) today reported net earnings for the fiscal year ended March 31, 2012, rose 130 percent to $29.9 million, or $1.72 per diluted share, up from prior-year net earnings of $13.0 million, or $0.70 per diluted share. Arctic Cat’s net sales for the fiscal 2012 full year grew 26 percent to $585.3 million versus net sales of $464.7 million last fiscal year.

“We are very pleased with the company’s continued strong sales and earnings performance in fiscal 2012,” said Claude Jordan, Arctic Cat’s president and chief executive officer. “Sales rose across all product lines for the full year. Double-digit gains in our snowmobile and all-terrain vehicle segments were fueled by the introduction of innovative products and technologies, such as our extensive new snowmobile line-up and the Wildcat sport side-by-side. Higher sales volumes, coupled with our focus on operational excellence and cost control, led to another year of outstanding financial results.”

Among the highlights of Arctic Cat’s fiscal 2012 full-year financial results versus last fiscal year:

•	Net sales grew 26 percent, chiefly driven by increased snowmobile, Wildcat™ side-by-side, and international all-terrain vehicle (ATV) and recreational off-road vehicle (ROV) sales;

•	Gross margins improved 47 basis points, due to higher volumes, selling prices and improved product mix;

•	Operating expenses as a percent of sales declined to 14.5 percent compared to 17.9 percent;

•	Operating profit rose 153 percent to $45.9 million, up from $18.1 million;

•

The company ended the fiscal 2012 year with cash and short-term investments totaling $62.6 million versus $125.1 million at the end of fiscal 2011. During the fiscal 2012 third quarter, Arctic Cat used $79.3 million in cash to purchase all of Suzuki Motor Corporation’s 6.1 million shares of Arctic Cat Class B common stock;

•	The company had no short- or long-term debt.

For the fiscal 2012 fourth quarter ended March 31, 2012, Arctic Cat reported an improved net loss of $6.2 million, or a loss of $0.49 per diluted share, on 34 percent net sales growth to $98.5 million. In the prior-year fourth quarter, Arctic Cat reported a net loss of $9.6 million, or a loss of $0.52 per diluted share, on net sales of $73.5 million. Due to the seasonality of Arctic Cat’s business, the company typically reports lower results in its fiscal first and fourth quarters, while its fiscal second and third quarters are historically its strongest.

Business Line Results

“Snowmobile sales in fiscal 2012 benefitted from the tremendous enthusiasm generated by the largest introduction of new models in Arctic Cat’s history,” said Jordan. Arctic Cat had five of the top 10-selling snowmobile models for the 2012 model year. In addition, two of Arctic Cat’s 2012 sleds were named snowmobile of the year – the XF1100 Turbo Sno Pro® and the F1100 Turbo Sno Pro.

In the 2012 fourth quarter, Arctic Cat’s snowmobile sales were a negative $6.8 million, primarily due to sales incentives, versus negative sales of $4.5 million in the prior-year quarter. Full-year snowmobile sales rose 38 percent to $250.4 million compared to $182.0 million last fiscal year. Sales for the full year were driven by Arctic Cat’s extensive new 2012 model line-up, with 23 all-new snowmobiles representing 75 percent of the company’s offerings. In addition to producing the world’s fastest snowmobiles, Arctic Cat’s 2012 models featured two new chassis – the ProCross™ performance and ProClimb™ mountain platforms – as well as new suspension, drive and braking technologies.

Added Jordan, “We are continuing to build on our new chassis platforms with exciting new sleds for the 2013 model year. Looking ahead, we also remain committed to investing in research and development, in order to remain an industry innovation leader and in anticipation of manufacturing our own snowmobile engines.”

Among the new 2013 model year snowmobiles introduced to dealers in March 2012 are the ProCross F Sno Pro RR (race replica) sled that features high-performance trail racing suspension and styling. Also new is the Procross XF CrossTour, a crossover model that combines the best of snowmobile touring, trail and deep-snow capabilities. The CrossTour, available in either the 800 2-stroke or the 1100 turbo and non-turbo 4-stroke engine, offers riders trail performance and touring comfort with its wide ski stance, ample storage and a heavy-duty rear bumper that easily accepts accessories, such as an optional passenger seat. Arctic Cat’s ProClimb M Series mountain snowmobiles also received further enhancements to performance and handling. The turbocharged M1100 four-stroke mountain model, with 177 horsepower, remains the industry’s most powerful production engine available to date.

As previously announced, Suzuki is supplying snowmobile engines to Arctic Cat through the 2014 model year, as well as engine parts to service existing engines beyond that time. Beginning with the 2015 model year, Arctic Cat will manufacture its own snowmobile engines at its St. Cloud, Minn., facility, where the company has produced ATV engines since 2007.

In the fiscal 2012 fourth quarter, Arctic Cat’s ATV sales increased 58 percent to $75.8 million versus $48.0 million in the same period last year, chiefly due to strong dealer demand for the all-new Wildcat V-Twin 1000i H.O. sport recreational off-road vehicle (ROV). Full-year ATV sales rose 25 percent to $226.9 million driven by both Wildcat and international sales.

“We remain very pleased with the strong demand for our new Wildcat off-road sport vehicle,” commented Jordan. “We believe this segment presents a great growth opportunity.”

Sales of parts, garments and accessories (PG&A) in the fiscal 2012 fourth quarter were nearly flat at $29.5 million versus $29.9 million in the prior-year quarter. For the 2012 full-year, PG&A sales grew 6 percent to $107.9 million compared to $101.6 million last fiscal year. The growth was primarily due to accessories sales for ATVs/Wildcat and snowmobiles, as well as ATV parts and garments.

Company Issues Fiscal 2013 Outlook

In fiscal 2013, Arctic Cat anticipates continued gains in its ATV/ROV business, fueled by the growth potential for the Wildcat pure-sport ROV model and Prowler side-by-side offerings. Additionally, the company remains focused on further enhancing profitability through operational efficiencies.

Arctic Cat’s fiscal 2013 outlook includes the following assumptions versus the prior fiscal year: core ATV North America industry retail sales flat to down 5 percent; snowmobile North America industry retail sales flat to up 2 percent; Arctic Cat dealer inventories flat to down 5 percent; achieving flat operating expense levels as a percent of sales; and increasing cash flow from operations. The company expects gross margins to improve between 20 and 60 basis points in fiscal 2013.

For the fiscal year ending March 31, 2013, Arctic Cat anticipates sales in the range of $631 million to $650 million, an increase of approximately 8 percent to 11 percent versus fiscal 2012. Assuming diluted weighted average shares of 14 million, the company estimates that fiscal 2013 earnings per diluted share will be in the range of $2.40 to $2.50, an increase of 40 percent to 45 percent compared to fiscal 2012.

Conference Call

A conference call is scheduled for 10:30 a.m. CT (11:30 a.m. ET) today. To listen to the live call dial 1-877-941-9205. The webcast may be accessed through the investor relations section of www.arcticcat.com/corporate. In addition, a telephone replay will be available through May 22, 2012, by dialing 1-800-406-7325, passcode 4536051.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements including statements related to our fiscal 2013 outlook. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales, pricing and sales incentives; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of engines; interruption of dealer floorplan financing; warranty expenses and product recalls; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of reserves or insured amounts; environmental and product safety regulatory activity; effects of the weather; general economic conditions and political changes; interest rate changes; consumer demand and confidence; and those set forth in the Company’s Annual Report on Form 10-K for the year ended March 31, 2011, under heading “Item 1A. Risk Factors.” The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts)

(Unaudited)

	Three Months Ended		Years Ended
	March 31,		March 31,
	2012	2011	2012	2011
Net Sales
Snowmobile & ATV Units	$68,951	$43,530	$477,329	$363,015
Parts, Garments & Accessories	29,536	29,927	107,939	101,636

Total Net Sales	98,487	73,457	585,268	464,651
Cost of Goods Sold
Snowmobile & ATV Units	68,010	48,531	388,523	302,783
Parts, Garments & Accessories	19,059	18,166	66,126	60,359

Total Cost of Goods Sold	87,069	66,697	454,649	363,142

Gross Profit	11,418	6,760	130,619	101,509
Operating Expenses
Selling & Marketing	8,118	7,760	36,549	33,540
Research & Development	5,266	4,307	17,862	15,029
General & Administrative	7,654	9,251	30,318	34,805

Total Operating Expenses	21,038	21,318	84,729	83,374

Operating Profit	(9,620)	(14,558)	45,890	18,135
Other Income (Expense)
Interest Income	18	35	86	107
Interest Expense	(1)	—	(8)	(11)

Total Other Income (Expense)	17	35	78	96

Earnings (Loss) Before Income Taxes	(9,603)	(14,523)	45,968	18,231
Income Taxes (Benefits)	(3,428)	(4,937)	16,027	5,224

Net Earnings (Loss)	$(6,175)	$(9,586)	$29,941	$13,007

Net Earnings (Loss) Per Share
Basic	$(0.49)	$(0.52)	$1.79	$0.71

Diluted	$(0.49)	$(0.52)	$1.72	$0.70

Weighted Average Shares Outstanding:
Basic	12,724	18,289	16,721	18,232

Diluted	12,724	18,289	17,458	18,539

	March 31,
	2012	2011
Selected Balance Sheet Data:
Cash and Short-term Investments	$62,597	$125,113
Accounts Receivable, net	28,073	23,732
Inventories	98,702	61,478
Total Assets	255,416	272,906
Short-term Bank Borrowings	0	0
Total Current Liabilities	114,036	87,444
Long-term Debt	0	0
Shareholders’ Equity	138,471	183,036

	Three Months Ended March 31,			Years Ended March 31,
	2012	2011	Change	2012	2011	Change
Product Line Data:
Snowmobiles	$(6,820)	$(4,487)	-52%	$250,438	$181,965	38%
All-Terrain Vehicles	75,771	48,017	58%	226,891	181,050	25%
Parts, Garments & Accessories	29,536	29,927	-1%	107,939	101,636	6%

Total Sales	$98,487	$73,457	34%	$585,268	$464,651	26%

Contact:

Arctic Cat Inc.

Timothy C. Delmore, 763-354-1800

Chief Financial Officer

or

Padilla Speer Beardsley Inc.

Shawn Brumbaugh, 612-455-1754

sbrumbaugh@padillaspeer.com